HSBC

June 19, 2014

Millar Western Forest Products Ltd.
16640 – 111th Avenue
Edmonton, Alberta
Canada

Attention: Mr. Craig Armstrong, President & CEO
Mr. David Anderson, Chief Financial Officer

Dear Sirs:

On the basis of the financial statements and other information provided by you in connection with your request for continued financing, we are pleased to advise that HSBC Bank Canada (the "**Bank**") has authorized and hereby offers to continue to make available to you the credit facilities set forth in the facility letter dated April 16, 2012 (the "**Initial Facility Letter**") issued by the Bank to Millar Western Forest Products Ltd. (the "**Borrower**"), as amended by the first supplemental facility letter dated August 27, 2012 (the Initial Facility Letter, as supplemented by the first supplemental facility letter is referred to as the "**Existing Facility Letters**"), subject to the following amendments:

1. **Purpose:**

Section 4.2 of the Initial Facility Letter shall be amended in that the "Notional Risk" referenced in such section shall be increased from Cdn.$18,144,000 to Cdn.$21,600,000.

2. **Repayment:**

Section 7.1.3 of the Initial Facility Letter (Operating Loan Maturity Date), as amended, shall be amended by deleting the reference to "July 15, 2015" and replacing it with "July 15, 2018".

3. **Margin Requirements:**

The maximum contribution on account of Government of Canada Receivables in the calculation of Margin Requirements is hereby amended by deleting the reference to "95%" in Section 6.1.7 of the Initial Facility Letter, as amended, and replacing it with "75%".

4. **Interest and Fees:**

In addition to the fees payable by the Borrower under the Existing Facility Letters, the Borrower shall pay to the Bank the sum of $225,000 as a non-refundable extension fee,

HSBC Bank Canada
Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, B.C. V6C 3G1
Tel: (604) 685-1000 Fax: (604) 641-1808

which fee shall be deemed to be earned upon the issuance of this second supplemental facility letter and payable upon acceptance of this second supplemental facility letter.

5. **Conditions Precedent:**

It shall be a condition precedent to the amendments to the Loans as set out in this second supplemental facility letter and the continued availability of the Loans that the Bank shall have received the following, in form and substance satisfactory to the Bank or its solicitors:

5.1. this second supplemental facility letter accepted by the Borrower;

5.2. written consent from Export Development Canada to this second supplemental facility letter (which the Bank will pursue directly from Export Development Canada); and

5.3. confirmation that the Borrower is in compliance with each of the terms and conditions of the Existing Facility Letters and this second supplemental facility letter.

Unless otherwise defined herein, all the words capitalized in this second supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

Without limitation of any of the foregoing, the Borrower acknowledges and agrees that this shall not, by virtue of any amendments to the Existing Facility Letters be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of issuance of this second supplemental facility letter.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this second supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this second supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this second supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

The Loans shall continue to be subject to periodic review to be conducted by the Bank in the Bank's sole discretion, and the Bank shall be under no obligation to conduct any such review or to provide a renewal letter or extension letter or other notification of such review if such review is conducted.

Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than 5:00 p.m. on June 27, 2014.

Yours very truly,
HSBC BANK CANADA

By: Brad Black
Assistant Vice President
Corporate Banking

By: Todd Patchell
Assistant Vice President
Corporate Banking

• • • • • •

AGREED TO AND ACCEPTED THIS 30 DAY OF JUNE, 2014.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.
by its authorized signatory(ies):

Name: DAVE ANDERSON
Title: VP FINANCE

Name: J. CRAIG ARMSTRONG
Title: PRESIDENT & CEO